Exhibit 10.1

SEPARATION AGREEMENT, WAIVER and GENERAL RELEASE

This Separation Agreement, Waiver and General Release (“Agreement”) is made by and between Sensus USA Inc. (the “Company”) and Jeffrey J. Kyle (“Employee”).

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree, covenant and stipulate as follows:

1.	Definitions.

a. References herein to “the Company” mean Sensus USA Inc. and any other direct or indirect wholly or partially owned subsidiary of Sensus (Bermuda 1) Ltd, a Bermuda company, as well as their current and former shareholders, officers, directors, administrators, employees, agents, predecessors, successors, and assigns.

b. References herein to “Employee”, “I” or “you” mean Employee and his/her agents, attorneys, personal representatives, executors, administrators, heirs and beneficiaries.

2.	Conclusion of Employment.

Both you and the Company agree that your employment with the Company shall be terminated effective at the close of business on Monday February 14, 2011 (the “Termination Date”).

3.	Special Separation Benefit.

a. The Company agrees to pay to Employee a total of Two Hundred and Seventeen Thousand, Five Hundred Dollars ($217,500) representing nine (9) months’ Base Salary (as defined in that certain “Employment and Non-Interference Agreement” between Sensus USA Inc. and Employee, dated December 8, 2008 (the “Employment Contract”)) less all applicable withholding taxes and payroll deductions, in accordance with the terms of the Sensus USA, Inc. Severance Plan and the Employment Contract. This amount will be paid to Employee in a lump sum on the next regularly scheduled payday occurring more than ten (10) days after Employee executes this Agreement.

b. The Company agrees to release Employee from his obligation to repay the Company that certain Seventy-Five Thousand Dollars ($75,000) in advances made by the Company to Employee on or about September and October 2009. Further, the Company shall “gross up” this amount for federal and state income tax purposes, such that the net effect to Employee is a $75,000 benefit. Employee acknowledges that, but for this release, he would be obliged to repay this amount to the Company.

c. The Company agrees to pay Employee the amount of Nine Thousand, Five Hundred and Eighty-Nine Dollars and Fifty-Six Cents ($9,589.56) less applicable withholding taxes and payroll deductions, in accordance with the terms of the Sensus USA, Inc. Severance Plan. This payment is intended to represent an amount that may be sufficient to enable Employee to pay the required percentage of his/her COBRA health insurance premiums for 9 months for coverage under the Company’s group health plan (including health, dental and vision benefits) for the same level of coverage Employee currently has in effect under the Company’s group health on the day immediately preceding the Termination Date. Notwithstanding this express intention, the parties recognize and acknowledge that Employee is free to spend this payment as he chooses. This amount will be paid to Employee in a lump sum on the next regularly scheduled payday occurring more than ten (10) days after Employee executes this Agreement. Employee understands that he/she may be eligible for COBRA premium assistance pursuant to the American Recovery and Reinvestment Act of 2009, as amended. Employee understands that following this period, his/her dependents may be eligible to elect to continue COBRA health coverage at Employee’s or their own expense for the balance of the applicable COBRA continuation period or until

COBRA coverage is no longer required to be provided, if sooner. Employee understands that it is his/her responsibility to comply and qualify for the COBRA benefit continuation and to pay the premium cost as required. Employee understands that nothing in this Separation Agreement, Waiver and General Release operates to vary or alter the terms and conditions of the Company’s benefit plan(s). Employee further understands that entitlement to benefits under any other employee benefit plans offered or sponsored by the Company will be governed by the terms and conditions of those plans.

d. All unused and accrued vacation days remaining after the Termination Date will be paid to the Employee within one (1) month of the Termination Date.

e. The Company shall pay Employee the “gross up” amount for both federal and state income tax purposes of the relocation payments which have paid to employee pursuant to the Company’s relocation policy.

f. Employee acknowledges that the above payments and the other consideration provided in this Agreement, in the cumulative, constitute a Special Separation Benefit in accordance with the terms of the Sensus USA, Inc. Severance Plan and are in excess of any amount the Company may be previously obligated to provide to Employee as a terminating employee under Company policy and the Employment Contract.

g. Employee acknowledges and represents that, subject to the Company’s fulfillment of the obligations contained in this Agreement, Employee knows of no unpaid wages and that Employee has no accrued claims relating to any medical condition or relating to any employment leave.

3B.	Options.

a. Pursuant to that certain “SENSUS METERING SYSTEMS (BERMUDA 1) LTD NONQUALIFIED STOCK OPTION AGREEMENT FOR OFFICERS, EMPLOYEES AND EMPLOYEE DIRECTORS” entered into between the Company and Employee in February 2009 (the “Option Agreement”) all options, other than the 20,000 options that have vested in accordance with the Vesting Schedule set forth in the Option Agreement (the “20,000 Vested Options”) and all 25,000 options granted to Employee on or about 28 January 2010, shall and hereby do expire and may not be exercised.

4.	Waiver, General Release, and Covenant Not to Sue.

a. In return for the Special Separation Benefit set forth in Section 3 above, Employee hereby unconditionally waives, releases, acquits, covenants not to sue and forever discharges the Company with respect to any and all charges, complaints, claims, liabilities, obligations, promises, demands, costs, losses, debts, expenses (including attorneys’ fees and costs actually incurred) and compensation of any kind or nature whatsoever, in law or equity, including those arising directly or indirectly from or relating in any way to the Employment Contract or Employee’s employment with the Company, the conclusion of that employment, and any other acts, events, communications or omissions through the date this Agreement is executed, whether now known or are later discovered (the “claims”).

b. Such claims include, but are not limited to, any and all claims pursuant to the Age Discrimination in Employment Act of 1967 (ADEA), as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act; the Equal Pay Act; Section 1981 of the Civil Rights Act of 1866; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; the Rehabilitation Act of 1973; the Fair Labor Standards Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Worker Adjustment and Retraining Notification Act, and all claims under any other federal or state laws, local ordinances, common law, including public policy claims and emotional distress claims. Such claims released further include any claims Employee may have pursuant to any internal grievance procedure at the Company. This Release does not apply to any unaccrued claims which may arise after the date of the Employee’s acceptance of this Agreement.

c. Nothing in this Agreement shall interfere with Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), or other federal or state regulatory or law enforcement agency. However, the consideration provided to Employee in this Agreement shall be the sole relief provided to him/her for the claims that are released herein, and Employee understands and agrees that he/she will not be entitled to recover, and agrees to waive, any monetary benefits or recovery against the Company in connection with any such claim, charge or proceeding without regard to who has brought such Complaint or Charge.

d. Furthermore, nothing in this Agreement, shall be interpreted or applied in a manner that affects or limits Employee’s otherwise lawful ability to challenge, under the Older Worker Benefits Protection Act (29 U.S.C. §626), the knowing and voluntary nature of her release of any age claims in this Agreement before a court, the EEOC, or any other federal, state, or local agency.

5.	Confidentiality.

As a material condition precedent to your right to receive the Special Separation Benefits described in this Agreement, Employee covenants and agrees:

a. That Employee will not reveal, or allow anyone else to reveal, the existence or terms of this Agreement to any person, agency, institution, company, or entity unless you request and receive prior express written permission from the Company to do so. Employee may make such disclosures as are required by law, including disclosures to taxing agencies and, if necessary for the exercise of their professional judgment, to Employee’s attorney or accountant, provided that Employee shall inform such persons that the existence and terms of this Agreement are strictly confidential and shall not be revealed to anyone else by Employee except as required by law. Employee may discuss these terms with Employee’s spouse, provided that Employee’s spouse agrees to abide by the confidentiality clause as stipulated in this paragraph.

b. That Employee will not take any action or make any comments which impugn, defame, disparage, criticize, negatively characterize or cast in an unfavorable light, the Company, its management, employees or practices or which disrupt or impair its normal operations, except that nothing in this Agreement shall be interpreted to limit Employee’s right to confer with counsel or to provide truthful testimony pursuant to subpoena or as otherwise required by law. The Company will not take any action or make any comments which disparages Employee in any material respect, except that nothing in this Agreement shall be interpreted to limit the Company’s right to confer with counsel or to provide truthful testimony pursuant to subpoena or as otherwise required by law.

c. That Employee will preserve in confidence and refrain from disclosing to anyone, or using on Employee’s own behalf or on behalf of anyone else any Proprietary Information of the Company which became known to Employee during your employment with the Company. As used in this Agreement, Proprietary Information means information relating to the business and operations of the Company that has not been publicly released by any duly authorized Company representative, including, without limitation, any technical, manufacturing, financial, sales, pricing, customer or supplier information.

d. On or before February 14, Employee will return to the Company all property of the Company (including each and every copy thereof) in Employee’s possession including, without limitation, car and its keys, office equipment, computer equipment, mobile phone, Blackberry device, credit cards, keys, documents and Proprietary Information.

e. That any breach of the provisions of this Section 5 shall constitute a material breach of this Agreement. The parties agree that in the event Employee or Company violates any portion of this Paragraph 5 and the violation is proven in court, the other party shall be entitled to recover liquidated damages in the amount of Ten Thousand Dollars ($10,000.00) from the breaching party. In the event any lawsuit is filed connected to Paragraph 5, the prevailing party shall have the right to recover attorneys’ fees from the opposing party.

6.	Agreement Not to Seek Reemployment.

Employee acknowledges that the Company has no obligation to employ or to hire or rehire Employee, to consider Employee for hire, or to deal with Employee in any respect at any location, office, or place of business with regard to future employment or potential employment, whether as an employee, contractor, or independent contractor. Accordingly, in order to prevent the occurrence of any future dispute, Employee hereby agrees: (i) that he/she will not ever apply for or otherwise seek employment by, or other contractual relationship with, the Company at any time in the future, at any location, office, or place of business, and (ii) that his/her forbearance to seek future employment as just stated is purely contractual and is in no way involuntary, discriminatory, or retaliatory.

7.	Return of Laptop.

a. It is an express condition precedent to the Company’s obligations contained herein that Employee first return the company computer that he/she was issued without any Company data having been erased during the time the Employee has had the computer.

8.	Employee Duty To Provide Reasonable Cooperation.

a. Employee acknowledges that there are pending arbitration claims, grievances, EEOC agency charges and litigation asserted by and against the Company and acknowledges that future similar claims may be asserted. Employee agrees to voluntarily cooperate with the Company’s reasonable requests for information relating to these matters and to respond in a timely manner to all inquiries from the Company or its attorneys regarding these matters. Employee agrees to voluntarily provide testimony in these proceedings upon request of the Company. The Company will reimburse Employee for any reasonable expenses incurred in fulfilling this obligation.

9.	Construction of Agreement.

a. This Agreement does not constitute and shall not be construed as an admission by the Company of a violation of any statute or law or of wrongdoing of any kind. Employee and the Company are entering into this Agreement solely for the purpose of amicably resolving any and all issues relating to Employee’s employment and its termination. This Agreement should be interpreted to provide the fullest release of claims possible toward the Company.

b. This Agreement contains all the promises and covenants made by Employee and the Company with respect to its subject matter. There are no understandings, promises, covenants or agreements between the parties that are not set forth herein. The parties hereto agree that this Agreement does not alter the terms or meaning of any previous agreement to post-employment restrictive covenants (including non-competition, non-solicitation and no-raiding) or confidentiality agreements between the parties, said agreements would remain effective and binding pursuant to their terms. Without limiting the foregoing, Employee specifically agrees to comply with Section 7 of the Employment Contract and Section 6 of the Option Agreement and not to challenge the validity or enforceability thereof.

c. Employee and the Company understand and agree that each provision of this Agreement is a separate and independent clause and that if any clause or provision of this Agreement is held invalid; such invalidity will not affect the validity of any other clause or provision of this Agreement. If any portion of this Agreement is found invalid, the parties agree to enter into a full and general Release by Employee that is not invalid.

d. This Settlement Agreement and General Release is to be interpreted pursuant to the laws of North Carolina (without regard to its conflict of laws provisions) except where the application of federal law applies.

e. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The male and female pronouns used herein should be interpreted to be gender neutral and are understood to uniformly apply to the Employee.

10.	Understanding and Acknowledgment.

a. Employee acknowledges that he has received a full and complete copy of this Agreement. Employee acknowledges and agrees that he received the Older Worker Benefit Protection Act disclosures which are attached to this Agreement.

b. Employee acknowledges that he was advised that Employee had forty-five (45) days from the date he received this Agreement (January 14, 2011) to review its terms and to reflect upon them before deciding whether or not to accept them. Employee was further advised that during this period he had a right to consult with an attorney about this Agreement, and he is hereby advised in writing to consult with an attorney prior to executing this Agreement. By Employee’s signature below, Employee acknowledges that he understands the terms of this Agreement, are satisfied with them, and knowingly, freely and voluntarily agree to accept them.

c. Employee is advised that this Agreement will not become effective or enforceable for a period of seven (7) days after the date of its acceptance and execution by Employee. During the 7 day period Employee shall have the right to change his decision and to revoke this Agreement by hand delivering or faxing a notice to that effect to Kim Conklin, Chief People Officer at the Company’s office. No money and/or benefits payable solely by virtue of this Agreement shall be made until Employee signs this Agreement and the 7-day revocation period expires without Employee revoking the Agreement. If not revoked during the 7-day day period, this Agreement shall become effective and legally binding on the parties, and the Company shall commence payment to you of the Special Separation Benefit in accordance with the terms of this Agreement.

I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND ACCEPT THEM KNOWINGLY AND VOLUNTARILY.

Signature:		Date signed: 2011
(Name)

STATE OF	)
	)	to wit:
COUNTY OF	)

Subscribed and sworn before me, a Notary Public in and for the jurisdiction above this      day of                     .

Notary

My commission expires:	SEAL

AGREED AND ACCEPTED
Sensus USA Inc.

By:	Kim Conklin
Title:	Chief People Officer

Date signed:	2011

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